State of Delaware
Secretary of State
Division of Corporations
Delivered 03:19 PM 05/02/2012
FILED 03:19 PM 05/02/2012
SRV 120498537 - 4818363 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
HEARTLAND BRIDGE CAPITAL, INC.

The undersigned, being the Chief Executive Officer and Secretary of Heartland Bridge Capital, Inc., a corporation existing under the laws of the State of Delaware, do hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is Heartland Bridge Capital, Inc.

2. The restated certificate of incorporation of the Corporation is hereby amended by replacing Article First, in its entirety, with the following:

The name of the corporation (hereinafter called the "Corporation") is InterCore Energy, Inc.

3. The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth in its entirety, with the following:

Article Fourth of the Company's Certificate of Incorporation currently is as follows:

"FOURTH: This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is Seven Hundred Fifty Million (750,000,000) shares, par value $0.0001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Million (20,000,000) shares, par value $0.0001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board of Directors also has express authority over any wholly unissued shares.

By Resolution of the Board of Directors and majority vote of the Shareholders, the Company shall forward-split its outstanding common shares, on a 9 to 1 share ratio, with each currently issued and outstanding share of the Company's common stock being replaced by nine new shares of post-split common stock. Par value shall remain unchanged and fractional shares shall be replaced by a single new share. All other rights and privileges of the common stock shall remain unchanged. The authorized preferred stock and the authorized common stock shall not be affected by this amendment. All outstanding derivative securities entitling the holders thereof to purchase shares of the Company's common stock will entitle such holders to receive, upon exercise or conversion of their derivative security, nine (9) times the number of shares of the Company's outstanding common stock which such holders may have been entitled to purchase prior to the Forward Split upon exercise or conversion of their derivative securities. In addition, commencing on the effective date of the Forward Split, the exercise or conversion price of all outstanding derivative securities will be decreased by a factor of nine (9) "